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                                                                    EXHIBIT 11.4

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

           COMPUTATION OF INCOME PER SHARE BEFORE EXTRAORDINARY ITEM
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   SIX MONTHS
                                                                                 ENDED JUNE 30,
                                                                                      1996
                                                                                 --------------
Income before extraordinary item...............................................     $ 14,492
                                                                                 ===========
Weighted average shares outstanding:
  Common stock.................................................................       91,733
  Assumed conversion of stock options and warrants(1)..........................        4,301
                                                                                 --------------
          Total shares.........................................................       96,034
                                                                                 ===========
          Income per share before extraordinary item...........................     $   0.15
                                                                                 ===========

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(1) Stock options and warrants granted subsequent to January 2, 1995 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.